UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

200 Metroplex Drive, Suite 100
Edison, New Jersey 08817

Dear Fellow Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Hanover Capital Mortgage Holdings, Inc., to be held at 11:00 a.m., local time, on Friday, May 18, 2007, at the American Stock Exchange, 86 Trinity Place, New York, New York, 10006.

The attached notice of annual meeting and proxy statement describe the formal agenda for the Annual Meeting. Your Board of Directors and management will also present a report on our operations and will be happy to respond to questions properly brought before the meeting.

I hope that you will be able to attend the Annual Meeting in person. Even if you plan to attend, I urge you to sign, date and return the enclosed proxy card as soon as possible. This will assist us in achieving a quorum at the Annual Meeting and will ensure that your vote will be counted even if you are unable to attend the Annual Meeting. You will still be able to vote in person at the Annual Meeting if you return the enclosed proxy card. Your vote is important regardless of how many shares you own.

On behalf of our Board of Directors, thank you for your continued interest and support. We look forward to meeting and speaking with those of our shareholders who are able to attend the Annual Meeting.

Sincerely,

/s/  John A. Burchett
John A. Burchett
President, Chief Executive Officer and Chairman

IMPORTANT

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL US AT (732) 548-0101.

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

200 Metroplex Drive, Suite 100
Edison, New Jersey 08817

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
To be held Friday, May 18, 2007

To Our Shareholders:

The 2007 Annual Meeting of Shareholders of Hanover Capital Mortgage Holdings, Inc., a Maryland corporation, will be held on Friday, May 18, 2007, at 11:00 a.m., local time, at the American Stock Exchange, 86 Trinity Place, New York, New York, 10006, for the following purposes:

1. To elect one Director to serve for a term of three years;

2. To amend the 1997 Executive and Non-Employee Director Stock Option Plan (“1997 Plan”) to increase the number of shares of common stock available for grant under the 1997 Plan from 325,333 to 425,333 shares, and to extend the expiration date of the 1997 Plan from September 8, 2007 to September 8, 2008;

3. To consider and act upon a proposal to ratify, confirm and approve the selection of Grant Thornton LLP as our independent accountants for the fiscal year ending December 31, 2007; and

4. To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 30, 2007 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Your proxy is enclosed. Your vote is important regardless of the number of shares you own. To secure the largest possible representation and avoid the additional expense to Hanover of further solicitation, mark your preferences, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope at your earliest convenience, even if you plan to attend the Annual Meeting in person. The giving of this proxy will not affect your right to vote in person in the event you do attend the meeting.

By Order of the Board of Directors

/s/  Suzette N. Berrios
Suzette N. Berrios,
Vice President, General Counsel and Secretary

Edison, New Jersey
This Proxy Statement is first being sent to shareholders on or about April 23, 2007.

Page(s)

PROXY STATEMENT	1
RECORD DATE AND VOTING SECURITIES	2
PROPOSAL #1 — ELECTION OF DIRECTORS	2
PROPOSAL #2 — AMENDMENT OF THE HANOVER CAPITAL MORTGAGE HOLDINGS, INC. 1997 EXECUTIVE AND NON EMPLOYEE DIRECTOR STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE AND TO EXTEND THE EXPIRATION DATE	5
PROPOSAL #3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
GOVERNANCE OF THE COMPANY	11
AUDIT COMMITTEE REPORT	13
DISCLOSURE OF FEES CHARGED BY PRINCIPAL ACCOUNTANTS	14
EXECUTIVE COMPENSATION	14
COMPENSATION AND DISCLOSURE ANALYSIS	14
COMPENSATION COMMITTEE REPORT	21
SUMMARY COMPENSATION TABLE AND OTHER TABLES	22
EMPLOYMENT AGREEMENTS AND TERMINATION	25
CHANGE IN CONTROL	32
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	33
SHAREHOLDER PROPOSALS	34
CONTACTING THE BOARD OF DIRECTORS	34
OTHER MATTERS	35
EXHIBIT A	A-1
EXHIBIT B	B-1

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

PROXY STATEMENT

We are sending you this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2007 Annual Meeting of Shareholders and at any adjournments or postponements thereof. The Annual Meeting will be held on Friday, May 18, 2007, at the time and place set forth in the notice of the meeting. This proxy statement, accompanying proxy card and our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission (SEC), form your meeting package. We are sending this package on or about April 23, 2007 to record holders of our common stock as of March 30, 2007, the record date for the Annual Meeting. The terms “we”, “us”, “our” and “Hanover” refer to Hanover Capital Mortgage Holdings, Inc.

If you properly execute, date and return the enclosed proxy card, it will be voted in the manner you direct. If you do not specify instructions with respect to any particular matter to be acted upon, then the shares represented by your proxy will be voted:

Proposal #1 — Election of Directors — “FOR” John N. Rees, your Board of Directors’ nominee named herein;

Proposal #2 — Amendment of the Hanover Capital Mortgage Holdings, Inc. 1997 Plan — “FOR” Amendment of the 1997 Plan to increase the number of shares reserved for issuance and to extend the Expiration Date; and

Proposal #3 — Ratification of Appointment of Independent Accountants  — “FOR” ratification of Grant Thornton LLP as our independent accountants for 2007.

The proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof, in such manner as shall be determined by a majority of the Board of Directors.

Any person giving the enclosed form of proxy has the power to revoke it by voting in person at the Annual Meeting, by giving written notice of revocation to our Secretary at any time before the proxy is exercised or by duly executing and dating a subsequent proxy relating to the same shares of our common stock and delivering it to our Secretary at or before the Annual Meeting.

The presence at the meeting in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the meeting will constitute a quorum for the transaction of business. The election of the nominee for Director will be decided by plurality vote. To approve Proposals 2 and 3, at least a majority of the votes cast at the meeting must be voted in favor of the proposal. Abstentions and broker non-votes are not considered votes cast, and will not affect the vote. If your shares of our common stock are held by a broker and you do not submit your proxy card, your brokerage firm may choose to vote for you or leave your shares unvoted.

We will bear the cost of the solicitation of proxies. We expect that the solicitation will be made primarily by mail, but our regular employees, directors or representatives (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, in person and by other means, and may arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at our expense.

Our principal executive offices are located at 200 Metroplex Drive, Suite 100, Edison, New Jersey 08817, telephone number (732) 548-0101.

RECORD DATE AND VOTING SECURITIES

Only shareholders of record at the close of business on March 30, 2007, the record date for the Annual Meeting, are entitled to notice of and to vote at the meeting. On that date, we had outstanding and entitled to vote 8,067,962 shares of common stock, par value $.01 per share. Our shares of common stock have no cumulative voting rights. Each outstanding share of our common stock entitles the record holder to cast one vote for the director to be elected, one vote on Proposal #2 and one vote on Proposal #3.

Shareholders have no rights under our Amended Articles of Incorporation or our Bylaws to exercise dissenters’ rights of appraisal with respect to matters to be voted upon at the Annual Meeting.

PROPOSAL #1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each class as nearly equal in number as possible. One class is elected each year for a term of three years. Any Director who was appointed by the Board of Directors to fill a vacancy holds office until the next annual meeting of shareholders, at which time the shareholders elect a Director to hold office for the balance of the term then remaining. It is proposed that the Director nominee listed below, whose term expires at this meeting, be elected to serve for a term of three years and until a successor is duly elected and qualified. None of the non-executive Directors are related to any of our executive officers.

The terms of three directors expire at the Annual Meeting. The Board has nominated one of these directors, John N. Rees, to be re-elected at the Annual Meeting as Director, whose term that will expire in 2010. The other incumbent directors with a term expiring at the Annual Meeting, Mr. Jacobs and Mr. Freeman, have indicated that their other current responsibilities are such that they will not be able to continue with the commitment required to be a director of Hanover. Therefore, Mr. Jacobs and Mr. Freeman have decided not to stand for re-election.

The Director nominee advised us that he is available and willing to serve if elected. If the Director nominee becomes unavailable for election, which we do not anticipate, then the persons named in the accompanying proxy will vote for such substitute as the Board of Directors may recommend.

The election of the nominee for Director will be decided by plurality vote. Your Board of Directors recommends that you vote “FOR” Mr. Rees. Proxies solicited by the Board of Directors will be voted “FOR” the election of the Director nominee named below, who is now a member of the Board of Directors, unless shareholders specify a contrary vote.

Nominee for Term Expiring in 2010:

Name of Director		Age	Principal Occupation, Business Experience and Background

John N	. Rees	71	John N. Rees has been a Director since the consummation of our initial public offering in September 1997. Since 1986, Mr. Rees has been President of Pilot Management, an investor and a consultant to emerging businesses.

The following are the continuing members of our Board of Directors, whose terms of service are indicated below:

Directors Whose Terms Expire in 2009:

Name of Director		Age	Principal Occupation, Business Experience and Background

John A	. Burchett	64	John A. Burchett has been the Chairman of our Board and our President and Chief Executive Officer, since our inception in June 1997. Mr. Burchett has also been the Chairman of the Board and Chief Executive Officer of Hanover Capital Partners 2, Ltd. since its formation in 1989. Prior to founding Hanover, Mr. Burchett held executive positions in the national mortgage finance operations of two global financial institutions, Citicorp Investment Bank from 1980 to 1987, and Bankers Trust Company from 1987 to 1989.
John A	. Clymer	58	John A. Clymer has been a Director since the consummation of our initial public offering in September 1997. Mr. Clymer has been a self employed financial advisor and consultant since August 2006. Prior thereto, he was a Managing Director of U.S. Trust Company, a position he held since 2001. Since 1994, Mr. Clymer was the Chief Investment Officer and a Managing Director of Resource Trust Co., which was acquired by U.S. Trust in 2001. Mr. Clymer also serves as a Director for the YMCA Retirement Fund, Hudson Health Corporation and Hudson Medical Center, Phipps Foundation, and Trustmark Insurance Co.

Directors Whose Terms Expire in 2008:

Name of Director		Age	Principal Occupation, Business Experience and Background

James F	. Stone	67	James F. Stone has been a Director since March 2000. Mr. Stone has been a partner of SeaView Capital LLC, an investment firm, since March 2000. From 1996 to 2000, he was a partner of Riparian Partners, an investment firm. Mr. Stone is a member of the boards of Fiber Composites LLC, Truarc LLC and the South County Hospital in Rhode Island.
Irma N	. Tavares	52	Irma N. Tavares has been a Director since our inception in June 1997. Ms. Tavares was named our Chief Operating Officer in October 2004. Prior thereto, Ms. Tavares was and continues to be one of our Senior Managing Directors, and has been a Senior Managing Director and a Director of Hanover Capital Partners 2, Ltd. since its formation in 1989. Ms. Tavares is now the Vice Chairman of the Board and Senior Managing Director of Hanover Capital Partners 2, Ltd. Before joining us, Ms. Tavares held mortgage-related trading positions at both Citicorp Investment Bank from 1983 to 1987 and Bankers Trust Company from 1987 to 1989.

Our Executive Officers

We have listed below our executive officers that are not directors.

Name		Age	Position

Suzette N	. Berrios	44	Suzette N. Berrios was named our Vice President and General Counsel in November 2005. Before joining us, Ms. Berrios was General Counsel for a publicly-held staffing company from March 2002 to November 2005. Prior to that Ms. Berrios worked with several New Jersey and Philadelphia, PA law firms.
Harold F	. McElraft	62	Harold F. McElraft was named Chief Financial Officer and Treasurer in April 2005. Mr. McElraft has been a partner since 2002 with the New York office of Tatum CFO Partners, LLP, a national firm of career chief financial officers that provides financial solutions to companies of all sizes. From 1998 to 2002, Mr. McElraft served as Department Vice President with Prudential Financial, Inc. in Newark, New Jersey. Mr. McElraft has over thirty years of financial management experience in the financial services industry. His financial executive experience includes positions with Lincoln Investment Management, Inc., GNA Corporation, Templeton Funds Management, and AIM Management. He is a certified public accountant and a former Audit Partner with KPMG LLP.
James C	. Strickler	50	James C. Strickler has been a Managing Director of Hanover since June 1999. Prior thereto, Mr. Strickler was a Vice President of Hanover for more than four years. Before joining Hanover in 1995, Mr. Strickler was at Lehman Brothers, where he managed the Firm’s residential non-performing and B-piece businesses in addition to its non-conduit eligible whole loan business. From 1988 to 1992 Mr. Strickler managed the Fixed Income Syndicate and Asset-Backed Securities Trading Departments at Chemical Bank. Mr. Strickler traded residential mortgage whole loans and private-label mortgage backed securities at Morgan Stanley & Co. from 1984 to 1988 and at Citicorp from 1983 to 1984. Mr. Strickler received an MBA with a Concentration in Finance from the University of Chicago and A.B. from Duke University.

PROPOSAL #2 — AMENDMENT OF THE HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
1997 EXECUTIVE AND NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN TO
INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE
AND TO EXTEND THE EXPIRATION DATE

General

The Hanover Capital Mortgage Holdings, Inc. 1997 Executive and Non-Employee Director Stock Option Plan (the “1997 Plan”) was previously approved by shareholders, on September 9, 1997 prior to the Company going public. Under the terms of the 1997 Plan, 325,333 shares of common stock were made available for grant to directors, officers and employees of the Company and its subsidiaries. As of March 30, 2007, options to purchase a total of 260,824 shares of common stock were granted to eligible executives, employees and directors under the 1997 Plan with a total of 11,509 shares remaining for new grants. The amended language of the 1997 Plan, as proposed, is set forth as Exhibit A to this proxy statement and the summary of the changes to be made provided below is qualified in its entirety by such reference.

Why we are asking for Shareholder Approval

We are asking for shareholders to amend the Hanover Capital Mortgage Holdings, Inc. 1997 Executive and Non-Employee Director Stock Option Plan so that we will be able to increase the number of shares of common stock available for grant under the 1997 Plan from 325,333 to 425,333 shares and to extend the expiration date of this plan from September 8, 2007 to September 8, 2008.

The Company has retained FPL Associates, LP (“FPL”) to assist the Company’s Compensation Committee in formulating new executive compensation programs for the Named Executive Officers (“NEOs”), as well as other executives of the Company. However, FPL is still working on formulating these programs at the time of the filing of this Proxy. The Company is requesting that the 1997 Plan be extended for one (1) year and that the number of authorized shares be increased as an interim measure to allow the Company to authorize Awards (as defined later herein), and to continue to attract and retain experienced and talented executives until FPL has concluded its engagement.

Purpose of the 1997 Plan

The purpose of the 1997 Plan is to attract, retain, and motivate employees and consultants of the Company, its Parent (if any), and any present or future Subsidiaries and to enable them to participate in the growth of the Company by providing for or increasing the proprietary interest of such persons in the Company.

Description of the 1997 Plan

“Awards” under the 1997 Plan mean individually or collectively, a grant under the Plan of Option, SARs Performance Units, Restricted Stock or Stock Units.

Administration.  The 1997 Plan is administered by the Compensation Committee, consisting of outside directors who are “independent” according to the rules and regulations of the American Stock Exchange. The Compensation Committee must have at least three members and has broad discretionary powers.

Stock Subject to the 1997 Plan.  If shareholders approve this proposal Hanover Capital Mortgage Holdings, Inc. will have reserved 425,333 shares of common stock of Hanover Capital Mortgage Holdings, Inc. for issuance under the 1997 Plan. Such shares may be authorized and unissued. Any shares subject to grants under the 1997 Plan which expire or are terminated, forfeited or canceled without having been exercised or vested in full, shall be available for new grants. As of March 30, 2007, the aggregate fair market value of the 313,824 shares to be reserved for issuances under the 1997 Plan was $1,374,549 based on the closing sales price per share of common stock of $4.38 on the American Stock Exchange on March 30, 2007.

Eligibility.  The persons eligible to receive Awards under the 1997 Plan are all executive officers of the Company, its Parent (if any), and any Subsidiaries and other employees, consultants, advisors, and agents who, in the opinion of the Compensation Committee are in a position to make a significant contribution to the success of the Company, its Parent (if any), and any Subsidiaries. Directors, including Directors who are not employees of the Company, its Parent (if any), and any Subsidiaries shall be eligible to receive Awards under the 1997 Plan, provided that members of the Compensation Committee may not be granted incentive stock options.

Terms and Conditions of Awards.  The Compensation Committee sets the terms and conditions of the Awards that it grants. In setting terms and conditions it must observe the following restrictions:

Restrictions on Option Transferability and Exercisability

General.  No Option shall be transferable by the Participant other than by will or the laws of descent and distribution, and all Options shall be exercisable, during the Participant’s lifetime, only by the Participant; provided, however, that the Compensation Committee may provide that an Option is transferable by the Participant and exercisable by persons other than the Participant upon such terms and conditions as the Compensation Committee shall determine.

Vesting of Awards.  The Compensation Committee has broad authority to award Shares of Restricted Stock and determine the purchase price, if any, therefor, the duration of the Restricted Period, the conditions under which the shares may be forfeited to or repurchased by the Company, and any other terms and conditions of the Awards. Historically, Restricted Stock granted has vested equally over a five-year schedule.

General Provisions Applicable to Awards

Legal and Regulatory Matters.  The delivery of Shares shall be subject to compliance with (i) applicable federal and state laws and regulations, (ii) if the outstanding Shares are listed at the time on any stock exchange, the listing requirements of such exchange, (iii) the Ownership Limit and (iii) the Company’s counsel’s approval of all other legal matters in connection with the issuance and delivery of the Shares. If the sale of the Shares has not been registered under the Securities Act, the Company may require, as a condition to delivery of the Shares, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing the Shares bear an appropriate legend restricting transfer.

Written Award Agreement.  The terms and provisions of an Award shall be set forth in an Award Agreement approved by the Compensation Committee and delivered or made available to the Participant as soon as practicable following the Grant Date. Where the Award is an Option Award, the Award Agreement shall specify whether the Option is intended to be an incentive stock option.

Determination of Restrictions on the Award.  Subject to the Restrictions on Option Transferability and Exercisability Section, set forth above, the vesting, exercisability, payment and other restrictions applicable to any Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Compensation Committee and set forth in the applicable Award Agreement. Notwithstanding the Restriction on Option Transferability and Exercisability Section, the Compensation Committee may accelerate (i) the vesting or payment of any Award (including an incentive stock option), (ii) the lapse of restrictions on any Award (including an Award of Restricted Stock) and (iii) the date on which any Option or SAR first becomes exercisable.

Termination or Amendment of the 1997 Plan

If the shareholders approve of this Proposal #2, the 1997 Plan will be in effect for an additional one year period from the original ten-year period that began September 9, 2007, the date of shareholder approval, and will end on September 8, 2008. The Board of Directors may suspend or terminate the Plan before then. It may also amend this Plan at any time and in any respect. Any amendment that would change the class of eligible employees, increase the number of Awards that may be granted to any person or in total or reduce the minimum option price must first be approved by our shareholders.

Federal Income Tax Consequences

The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Hanover Capital Mortgage Holdings, Inc. and recipients of stock option grants under the Plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The Plan is not a qualified Plan under Section 401(a) of the Internal Revenue Code.

Federal Tax Consequences for Option Recipients.  Incentive stock options will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not result in income that may increase taxable income, but will create an item of adjustment that may affect liability for alternative minimum tax. When the shares acquired on exercise of an incentive stock option are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income. Incentive stock options that are exercised more than one year after termination of employment due to death or disability or three months after termination of employment for other reasons are treated as non-qualified stock options.

Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes at ordinary income tax rates must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When an option holder sells shares acquired by exercising non-qualified stock options, he or she must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income at option exercise. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option. A cash payment under the Plan’s change of control provision is taxed as if it were the exercise of a non-qualified stock option followed immediately by a resale of the stock acquired by exercising the option.

Federal Tax Consequences for Hanover Capital Mortgage Holdings, Inc.  When a non-qualified stock option is exercised, Hanover Capital Mortgage Holdings, Inc. may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised. A cash payment under the Plan’s change of control provisions is deductible as if it were the exercise of a non-qualified stock option. The Internal Revenue Code places an annual limit of $1 million each on the tax deduction which we may claim in any fiscal year for the compensation of our Chief Executive Officer and for the compensation of our four next most highly compensated executive officers whose salary and bonus for the fiscal year in question equals or exceeds $100,000. There is an exception to this limit for so-called “qualified performance-based compensation”. We have designed this Plan with the intention that the stock options that we grant will constitute qualified performance-based compensation. As a result, we do not believe that this limit will impair our ability to claim federal income tax deductions that are otherwise available when an option holder exercises a non-qualified stock option. No executive of Hanover Capital Mortgage Holdings, Inc currently receives compensation that would be rendered nondeductible by this limitation.

The preceding statement summarizes the general principles of the current federal income tax law applicable to options that may be granted under the Plan. State and local tax consequences may also be significant.

The Board of Directors unanimously recommends a vote “For” the amendment of the Hanover Capital Mortgage Holdings, Inc, 1997 Executive and Non-Employee Director Stock Option Plan to increase the number of shares reserved for issuance, and to extend the expiration date of the Plan.

PROPOSAL #3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee selected and appointed Grant Thornton LLP to act as our independent accountants for the year ending December 31, 2007. In recognition of the important role of the independent accountants, their selection is being submitted to the shareholders for review and ratification.

An affirmative vote of the holders of at least a majority of the shares of common stock voting on this proposal is required for its adoption. Your Board of Directors recommends ratification of Grant Thornton LLP as our independent accountants for 2007. Proxies solicited by the Board of Directors will be voted “FOR” this proposal unless shareholders specify a contrary vote. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by our Audit Committee.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. The representative will have an opportunity to make a statement if he or she so desires.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 30, 2007 by:

•	each person who, to our knowledge, beneficially owns more than 5% of our common stock;

•	each of our Directors;

•	each of our executive officers listed in the Summary Compensation Table; and

•	all of our Directors and executive officers as a group.

	Amount and
	Nature of
Name and Address of	Beneficial		Percent of
Beneficial Owner	Ownership(1)		Class

John A. Burchett	733,939	(2)	8.97%
200 Metroplex Drive, Suite 100 Edison, New Jersey 08817
Irma N. Tavares	253,886	(3)	3.13%
200 Metroplex Drive, Suite 100 Edison, New Jersey 08817
Joyce S. Mizerak	266,816	(4)	3.29%
11 Fox Hill Run Monmouth Junction, NJ 08852
George J. Ostendorf	248,028	(4)	3.06%
506 East Marshall Street Arlington Heights, IL 60004
John N. Rees	32,000	(5)	*
101 Granite Street Rockport, Massachusetts 01966
Joseph J. Freeman	27,600	(6)	*
60 Wells Avenue Newton, Massachusetts 02459
John A. Clymer	13,531	(7)	*
829 Third Street Hudson, WI 54016
James F. Stone	13,000	(8)	*
362 Ocean Road Narragansett, Rhode Island 02882
Douglas L. Jacobs	2,000	(9)	*
67 Orchard Avenue Providence, Rhode Island 02906
James C. Strickler	24,667	(10)	*
200 Metroplex Drive, Suite 100 Edison, NJ 08817
Harold F. McElraft	7,000	(11)	*
200 Metroplex Drive, Suite 100 Edison, NJ 08817
All Directors and executive officers as a group (14 persons)	1,346,280	(12)	19.59%

*	Less than 1%

(1)	Except as otherwise noted, all persons have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned. All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of the date of this proxy statement.

(2)	Includes 113,737 shares of common stock issuable upon the exercise of options.

(3)	Includes 43,029 shares of common stock issuable upon the exercise of options, and 3,750 owned by spouse.

(4)	Includes 43,029 shares of common stock issuable upon the exercise of options.

(5)	Includes 12,000 shares of common stock issuable upon the exercise of options.

(6)	Includes 12,000 shares of common stock issuable upon the exercise of options, 390 shares owned by the Freeman Investment Fund, and 5,000 shares owned by Freeman Investment, LLC

(7)	Includes 6,000 shares of common stock issuable upon the exercise of options.

(8)	Includes 8,000 shares of common stock issuable upon the exercise of options.

(9)	Includes 2,000 shares of common stock issuable upon the exercise of options.

(10)	Includes 7,334 shares of common stock issuable upon the exercise of options.

(11)	Includes 2,000 shares of common stock owned by spouse.

(12)	Includes 291,658 shares of common stock issuable upon the exercise of options.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, we believe that all of our executive officers, directors and greater then ten percent stockholders complied with all filing requirements applicable to them with respect to events or transactions during fiscal 2006.

GOVERNANCE OF THE COMPANY

The Board of Directors and its Members

During 2006, the Board of Directors held four in-person meetings and five meetings by telephone conference. The Board of Directors also took actions by unanimous written consent. In 2006, each Director attended at least 75% of the aggregate of:

•	The total number of Board of Directors’ meetings held; and

•	The total number of meetings held by each Committee on which he or she served.

Directors who are also officers of Hanover do not receive additional compensation for their services as Directors. In 2006, each non-employee Director received the following compensation:

•	An annual Director’s fee of $25,000 (the chairman of the Audit Committee received an additional $5,000);

•	$1,000 for each Board meeting attended;

•	$500 for each Committee meeting attended; and

•	reimbursement of travel expenses in connection with attending each in-person meeting.

Board members are expected to attend the Company’s annual meeting of shareholders, which is held in conjunction with one of the Board’s regularly scheduled meetings. Accordingly, all members of the Board are generally present for the annual meeting. All members of the Board at the time of the Company’s 2006 annual meeting of shareholders attended that meeting.

Pursuant to our stock option plans, non-employee Directors also receive a non-qualified stock option to purchase 2,000 shares of our common stock on the date he or she is first elected a member of the Board. Thereafter, non-employee Directors are entitled to receive a grant of a non-qualified stock option to purchase an additional 2,000 shares as of the date of each subsequent meeting of our shareholders at which he or she is re-elected to the Board. The purchase price per share for each option will be equal to the fair market value on the date the option is granted. Options to non-employee Directors are fully vested and immediately exercisable on the date of grant. In 2006, Mr. John A. Clymer received options to purchase 2,000 shares of our common stock upon his re-election to the Board in 2006.

Role of the Committees of the Board of Directors

The standing committees of the Board of Directors are the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

Audit Committee.  The Audit Committee was established by the Board of Directors for the purpose of overseeing the accounting and financial reporting processes and audits of the financial statements of the Company. The Audit Committee is comprised of four (4) independent Directors, John N. Rees, John A. Clymer, James F. Stone and Douglas L. Jacobs, each of whom the Board has determined is independent within the meaning of SEC regulations and the American Stock Exchange listing requirements. The Board of Directors has determined that Mr. Rees is an “audit committee financial expert” as defined under Item 401(h) of Regulation S-K adopted by the SEC. Each member of the Audit Committee meets the requirements for financial literacy of the American Stock Exchange. The Audit Committee held five meetings during 2006.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee is comprised of three (3) Directors, James F. Stone, Joseph J. Freeman and John A. Clymer, each of whom meets the requirements for independence of the American Stock Exchange. The Nominating and Corporate Governance Committee recommends to the Board persons to be nominated as Directors or to fill vacancies on the Board. To fulfill this role, the Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Among other things, when assessing a candidate’s qualifications, the Nominating and Corporate Governance Committee considers:

•	the number of other boards on which the candidate serves, including public and private company boards, as well as not-for-profit boards;

•	other business and professional commitments of the candidate;

•	the need of the Board for Directors having certain skills and experience; and

•	the diversity, in the broadest sense, of the Directors then comprising the Board.

In addition, Directors are expected to be able to exercise their best business judgment when acting on behalf of the Company and its shareholders, while relying on the honesty and integrity of the Company’s senior management and its outside advisors and auditors. The Committee considers all of these qualities when determining whether or not to recommend a candidate for Director.

The Nominating and Corporate Governance Committee will consider nominees recommended by our shareholders. Recommendations must be delivered to our Secretary at our principal executive offices in accordance with the requirements set forth in Section 1.12 of our By-Laws. The Nominating and Corporate Governance Committee held one meeting during 2006.

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.hanovercapitalholdings.com. Please note that information on our website is not incorporated by reference in this proxy statement.

Compensation Committee.  Our Compensation Committee is comprised of three (3) Directors, John A. Clymer, Joseph J. Freeman and Douglas L. Jacobs, each of whom meets the requirements of independence of the American Stock Exchange. The Compensation Committee oversees and approves executive compensation policies and plans, including incentive and stock-based plans, which seek to enhance our profitability and value. Our Compensation Committee oversees these policies on behalf of the Board of Directors. The Compensation Committee held four meetings during 2006.

Codes of Conduct and Ethics

The Board has adopted a code of business conduct and ethics that applies to all officers and employees and a code of ethics for principal executive and senior financial officers. The purpose of these codes is to deter wrongdoing and to promote:

•	honest and ethical conduct and fair dealing, including the handling of actual or apparent conflicts of interest between personal and professional relationships, protection of confidential information and proper use of the Company’s assets;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC and in other public communications made by the Company;

•	the prompt internal reporting of code violations to the appropriate person or persons identified in the codes;

•	compliance with applicable governmental laws, rules and regulations; and

•	accountability for adherence to the Company’s policies.

The “Code of Business Conduct and Ethics” and the “Code of Ethics for Principal Executive Senior Financial Officers” can be found under “Code of Conduct” and “Code of Ethics,” respectively, under the Corporate Governance section of our website at www.hanovercapitalholdings.com. Please note that information on our website is not incorporated by reference in this proxy statement.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of four independent Directors, each of whom meets the requirements for independence and financial literacy of the American Stock Exchange. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. The current charter of the Audit Committee is attached to this proxy statement as “Exhibit B” and is available on our website at www.hanovercapitalholdings.com. Please note that information on our website is not incorporated by reference in this proxy statement.

Management is responsible for internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Hanover’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is to oversee the accounting and financial reporting processes and audits of the financial statements of the Company.

In this context, the Audit Committee has met and held discussions with management and Grant Thornton LLP, Hanover’s independent accountants for the year ended December 31, 2006. Management represented to the Audit Committee that Hanover’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of Grant Thornton LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

Grant Thornton LLP also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Grant Thornton LLP its independence.

Based upon the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that Hanover’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the selection of Grant Thornton LLP as Hanover’s independent accountants for 2007.

Audit Committee

John N. Rees, Chair
John A. Clymer
James F. Stone
Douglas L. Jacobs

DISCLOSURE OF FEES CHARGED BY PRINCIPAL ACCOUNTANTS

The following table presents expenses incurred for professional services rendered by Grant Thornton LLP, the Company’s principal accountant, for audit services, audit-related services, tax services and all other services in 2006 and 2005.

Fees	2006	2005

Audit Fees (1)	$1,068,000	$813,835
Audit-Related Fees (2)	$—	$—
Tax Fees (3)	$—	$—
All Other Fees (4)	$—	$—

Total Fees	$1,068,000	$813,835

(1)	For professional services rendered in connection with the audit of our annual financial statements and the reviews of the financial statements included in each of our quarterly reports on Form 10-Q and for other audit services primarily related to financial accounting consultations and, for 2005 and prior, reviews of registration statements relating to financing transactions, comfort letters and consents related to agreed-upon procedures.

(2)	For any assurance and related services that were reasonably related to the performance of the audit and review of our financial statements that were not already reported under Audit Fees above.

(3)	For professional services rendered in connection with tax compliance, tax advice, tax return preparation, tax planning and tax appeals.

(4)	For any other services rendered, other than as set forth above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent accountants during the fiscal year.

EXECUTIVE COMPENSATION

COMPENSATION AND DISCLOSURE ANALYSIS

This Compensation Discussion and Analysis explains our compensation program for the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”), and the other three most highly compensated executive officers, along with, when applicable, two other executive officers of the Company who are no longer with the Company at the time of this proxy statement. These individuals are referred to collectively in this proxy statement as our Named Executive Officers (“NEOs”).

Objectives and Principles of our Executive Compensation Program

The Compensation Committee is responsible for developing and administering our executive compensation program for our Named Executive Officers. Our executive compensation program is designed to achieve the following objectives:

•	Attract and retain experienced and talented executives;

•	Align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and by rewarding executive officers when shareholder value increases; and

•	Provide a compensation package that takes into account pay for performance, in which an executive’s total compensation opportunity is dependent on corporate business results, personal performance, and the creation of shareholder value.

Pay Competitively Within the Relevant Market for Executive Talent

The Company believes that it must provide a competitive compensation package to successfully attract and retain talented executives. As a result, we believe that our executive compensation program should provide a compensation package for our NEOs that is, in the aggregate, competitive, taking into account the Company’s size, with total compensation provided by our industry peer groups. For the period July 1, 2002 through July 1, 2007 the four founders of the Company, also being four of the six NEOs set forth in this proxy statement, were subject to the terms of Employment Agreements that were negotiated prior to July 1, 2002. Additionally, our CFO, Harold McElraft, is subject to the terms of an Employment Agreement entered into with the Company on or about April 12, 2005.

Due to these long-term employment agreements with the four founders, the Company has not, historically, commissioned extensive executive compensation studies. However, as the contracts of the remaining NEOs are set to expire in July 1, 2007, the Company is currently working with an outside consultant, FPL Associates, LP (“FPL”) to assist the Company’s Compensation Committee in formulating new executive compensation programs for the NEOs, as well as other executives of the Company.

Motivate Executives to Meet or Exceed Performance Goals

Our executive compensation program emphasizes pay for performance. Performance is measured based on performance goals and measurements that align the interests of executives with the interests of the Company and its shareholders. The performance goals are established so that target attainment is not assured. Instead, our executives are required to demonstrate significant effort, dedication, and achievement to attain payment for performance at target or above. Consistent with the practices of the companies in our industry peer groups and the practices of public companies in the United States generally, the Company’s compensation programs are weighted towards a combination of short-term and long-term performance-based incentive compensation, with the percentage of performance-based compensation increasing as the levels of executive responsibility increase.

Benchmarking Our Compensation Program

As described above, the Company believes that it must provide a competitive compensation package to successfully recruit and retain talented executives. To do that, it needs information about compensation practices of companies in the relevant competitive market for executive talent. In this connection, the Company’s Compensation Committee has retained FPL to advise the Committee on compensation matters. FPL is an independent consulting firm that, among other things, specializes in gathering and analyzing data with respect to the compensation practices and compensation levels of real estate companies in the United States, and in advising corporations on structuring compensation programs appropriate to their particular markets and business goals. FPL reports directly to the Compensation Committee of the Company and serves at the sole direction of the Compensation Committee.

It is contemplated that, for 2007, in consultation with FPL, the Compensation Committee will review information about the compensation being paid to executives (i) who are working at companies engaged in businesses comparable to the Company’s business and (ii) who have roles and responsibilities that are similar to the roles and responsibilities of the Company’s NEOs. The Compensation Committee anticipates this review will assist in assessing the Company’s relative competitive position with regard to compensation being paid within the market in which the Company competes for executive talent. Specifically, the Compensation Committee anticipates it will compare the Company’s compensation structure and pay levels with those of companies in groups identified by FPL and the Compensation Committee as “comparator groups.”

The group to be used for 2007 is a custom peer group of ten public real estate investment trusts (“REITs”) operating in the United States, which are concentrated in the mortgage / debt sector with a primary focus on the residential loan sector. The criteria for inclusion of companies in this custom peer group were developed by the Compensation Committee in consultation with FPL. The compensation information used by FPL with respect to this comparator group was gathered from its internal databases, including the proxy statements filed by each company in the group with the SEC.

This group of ten companies will serve as a primary comparator group for use in determining the compensation levels for Mr. Burchett, Ms. Tavares, Mr. McElraft and Mr. Strickler in 2007 and going forward. It will be used for these four senior officers because FPL and the Compensation Committee believe (i) the scope and complexity of the respective positions of Mr. Burchett, Ms. Tavares, Mr. McElraft and Mr. Strickler correspond well with the responsibilities of persons occupying similar positions at the companies in this comparator group and (ii) this custom peer group of companies, which consists of public companies operating within the mortgage sector with a concentrated focus in the residential loan sector, provides information that reasonably corresponds to the market for executive talent that is relevant to the compensation of Mr. Burchett, Ms. Tavares, Mr. McElraft and Mr. Strickler. While recognizing there is a disparity in size between Hanover and the peer group companies in terms of (or as defined by) market capitalization, the Compensation Committee believes this peer group most closely represents competitors from a Company standpoint within the residential mortgage sector as well as from an executive talent perspective. As such, although these companies comprise the peer group for benchmarking purposes, the Compensation Committee anticipates adjusting compensation opportunities to account for the relative size differential in developing a future program. The 10 companies in this comparator group are: Anworth Mortgage Asset Corporation, BRT Realty Trust, Capstead Mortgage Corporation, Fieldstone Investment Corporation, HomeBanc Corporation, Impac Mortgage Holdings, Inc., MFA Mortgage Investments, Inc., MortgageIT Holdings, Inc., New York Mortgage Trust, Inc., and Redwood Trust, Inc.

This ten company peer group was not used as a comparator group for 2006 compensation for Mr. Burchett and Ms. Tavares because their compensation was determined by their Executive Employment Agreements and attendant cost of living adjustments.

Description of our Executive Compensation Program

Previously, our Compensation Committee looked at the following primary factors in determining compensation for NEOs, consistent with the employment agreements of Mr. Burchett and Ms. Tavares: (i) base salary; (ii) annual short-term incentives; and (iii) long-term incentives. Because of this common practice in the relevant market for executive talent, and because the Company believes there are sound reasons for each element, the Company’s compensation program for the Named Executive Officers has three primary elements:

•	base salary;

•	annual short-term incentives; and

•	long-term incentives.

The Company also provides our Named Executive Officers with severance benefits, health and welfare benefits, and certain limited perquisites pursuant to the terms of their Employment Agreements.

Process for Making Compensation Decisions

Each year, the Compensation Committee reviews the base salary, short-term incentive, and long-term incentive compensation level for each Named Executive Officer. This adjustment process usually occurs in the third quarter of the following year. Per the terms of each of Mr. Burchett’s and Ms. Tavares’ Employment Agreements: “The Employee’s Base Salary shall be subject to annual review by the Company’s Compensation Committee (the “Committee”) and may be adjusted (upwards but not downwards) in such amounts as the Committee may determine in its sole discretion. Notwithstanding the foregoing, the Base Salary shall be increased annually by any cost of living increases, as determined by the Committee in its sole discretion.” This process is not completed until the cost of living adjustment (“COLA”) rate is available for July 1st each year. The effective date for each increase is usually retroactive to July 1st each year.

With respect to the compensation of individual executive officers, the Compensation Committee considers the person’s level and complexity of responsibility, experience and skills, and performance in his or her position over time. In this connection, John A. Burchett, as Chairman of the Board, President and Chief Executive Officer, provides the Compensation Committee with an annual self-evaluation and with an evaluation of the performance of each officer. For 2006, Mr. Burchett was responsible for preparing the evaluations of the two Named Executive Officers who report directly to him: Irma N. Tavares, and James Strickler. The Human Resources Department provides self-evaluations of these two executives to Mr. Burchett along with their evaluations of the officers who report directly to each of them. After reviewing these evaluations in the context of his own assessment of each such officer’s performance, Mr. Burchett develops his annual evaluation of each such officer for presentation to the Compensation Committee. Mr. Burchett meets with the Compensation Committee and reviews the evaluations of each executive officer.

The Compensation Committee evaluated the performance of Mr. Burchett during 2006 and elected not to make any recommendations to increase Mr. Burchett’s compensation, other than the COLA increase, to the independent Directors of the Board regarding Mr. Burchett’s compensation level for 2007. Mr. Burchett and Ms. Tavares’ increases were based on the COLA factor as of June 30, 2006. These recommendations were approved by the independent Directors of the Board without material modifications. In addition, Mr. Burchett’s compensation also reflects the greater policy and decision making responsibility of the Chief Executive Officer position and the higher level of responsibility that he bears with respect to the strategic direction and the financial and operating results of the Company.

Elements of Compensation

A summary of each element of the compensation program for our Named Executive Officers is set forth below. The Compensation Committee believes that each element complements the others and that together they serve to achieve the Company’s compensation objectives. In accordance with our overall objectives, the executive compensation program for 2006 was competitive with our industry; however, the actual amount earned by our executives was below the 2005 levels because the Company did not achieve the performance goals for the 2006 performance cycle (see “Long-Term Incentives” below). For the year ended December 31, 2006, there was no payment of short and long-term incentives to the NEOs as Company goals were not achieved.

Base Salary

We provide competitive base salaries to attract and retain key executive talent. The Committee believes that a competitive base salary is an important component of compensation as it provides a degree of financial stability for our executives. Base salaries also form the basis for calculating other compensation opportunities for our Named Executive Officers. For example, base salaries are partially used to determine each executive officer’s annual incentive opportunity (see “Annual Short-Term Incentives,” below) and long-term incentive awards (see “Long-Term Incentives,” below) and are included in the formula for calculating severance benefits in the event of a change in control (see “Severance Arrangements,” below).

Base salaries are designed to be competitive with base salaries paid by companies in comparable groups (in and around our geographic location) to executives with similar responsibilities to the responsibilities being exercised by the particular executive officers of the Company. The salaries are normally set at target levels adjusted to reflect the individual’s scope of responsibilities, level of experience and skill, and the quality of his or her performance over time. These base salaries are adjusted to reflect, at a minimum, cost of living adjustments. Attention is also given to maintaining appropriate internal salary relationships among the Company’s executive officers, and to recognizing succession planning goals.

For 2006, the base salaries for our Named Executive Officers were increased over their base salaries for 2005 as follows: (i) Mr. Burchett received a 4.2% increase, (ii) Ms. Tavares received a 4.2% increase, (iii) Mr. McElraft received a 4.0% increase, and (iv) Mr. Strickler received a 4.0% increase. For more information about the 2006 base salaries for each of our Named Executive Officers, please refer to the “Salary” column of the Summary Compensation Table at page 22.

Annual Short-Term Incentives

Consistent with our emphasis on pay for performance incentive compensation programs, we had previously established the 1997 Bonus Incentive Compensation Plan, 1997 Executive and Non-Employee Director Stock Option Plan, and 1999 Equity Incentive Plan under which our executive officers, including our Named Executive Officers, among others, are eligible to receive annual incentive cash payments based on performance against annual established performance targets. The annual incentive is designed to reward achievement of each year’s business plan objectives in a manner consistent with achievement of the Company’s strategy of achieving long-term shareholder value.

Annual Incentive Bonus Awards

In 1997 the Company adopted a Bonus Incentive Compensation Plan to provide annual bonuses for eligible participants, which include executive officers, directors, employees, independent contractors and consultants of the Company and its subsidiaries. The amount of awards available under this plan is based upon a percentage of the Company’s annual net income, taking into account the effect on earnings per share (“EPS”). Bonuses may be paid one-half in cash and, subject to ownership limits, one-half in shares of the Company’s common stock. By linking the available bonus pool to the Company’s net income, the Bonus Incentive Compensation Plan provides additional incentive for eligible recipients to work towards the Company’s continued growth and success. Based on our 2006 performance, since the Company’s EPS was not at the targeted level, no funds were accrued to pay bonuses to our senior executive officers. This Bonus Incentive Compensation Plan will expire according to its terms on September 8, 2007.

Stock-Based Incentive Compensation

The Company adopted its stock-based incentive plans in order to attract, motivate and retain qualified personnel. The Company believes that stock-based compensation provides additional incentive to contribute to the success of the Company, since the value of such compensation is directly related to the market value of the Company’s common stock. While Hanover applies the accounting principles of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” to awards, it does not take this into consideration as a factor in the making of awards, but is motivated by, the compensation objectives in order to maximize executive and director performance. We utilize the Black-Scholes option pricing model in valuing equity grants for financial reporting.

1997 Executive and Non-Employee Direct Stock Option Plan

Under this Plan the Compensation Committee of the Company has authority to oversee and approve the granting of incentive stock options, non-qualified stock options, restricted stock, performance shares, stock appreciation rights and other stock-based awards. The Compensation Committee reviews the terms and restrictions applicable to any such awards, and assists in the determination of the participants eligible to receive them. Eligible persons under the Plan are executive officers, Directors and employees of the Company or its subsidiaries and other persons expected to provide significant services to the Company. Incentive stock options may only be granted to the officers and key employees of the Company and its subsidiaries. To date, all options granted under this Plan have been granted at an exercise price equal to the fair market value on the date of grant. Under the terms of this Plan, Mr. John A. Clymer was awarded options to purchase 2,000 shares of the Company’s common stock upon his re-election to the Board in 2006.

Subject to anti-dilution provisions for stock splits, stock dividends and similar events, this Plan authorizes the grant of options to purchase, and awards of, an aggregate of up to 325,333 shares of the Company’s common stock. If an option granted under this Plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under this Plan. As of December 31, 2006, the Company had 40,509 shares and, as of March 31, 2007 had 11,509 shares of common stock remaining available for issuance of further options or awards under this Plan. This Plan will expire according to its terms on September 8, 2007. Therefore the Company is seeking, as set forth in more detail in Proposal 2 hereto, to increase the number of authorized shares to 425,333 and to extend the expiration date to September 8, 2008.

1999 Equity Incentive Plan

This Plan authorizes the Compensation Committee to grant non-qualified stock options or restricted stock to executive officers, key employees, Directors, agents, advisors and consultants of the Company and its subsidiaries. To date, all options granted under the 1999 Equity Incentive Plan have been granted at an exercise price equal to the fair market value on the date of grant. No stock options were awarded under the 1999 Equity Incentive Plan during 2006.

Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the 1999 Equity Incentive Plan authorizes the grant of options to purchase, and awards of, an aggregate of up to 550,710 shares of the Company’s common stock. If an option granted under the 1999 Equity Incentive Plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the 1999 Equity Incentive Plan.

No eligible participant can be granted options exercisable into, or awards of, more than 50,000 shares of the Company’s common stock in any year. As of December 31, 2006 and as of March 31, 2007, the Company had 6,417 shares of common stock remaining available for issuance under this Plan. This Plan will expire according to its terms on May 20, 2009.

Earn-Out Agreement

In connection with its initial public offering in 1997, the Company entered into a Contribution Agreement with Mr. Burchett, Ms. Mizerak, Mr. Ostendorf and Ms. Tavares which provided that they were entitled to receive an aggregate of up to 216,667 shares of the Company’s common stock, and to have certain indebtedness to the Company forgiven, if the Company met performance targets based on the initial offering price over five annual performance periods, the last of which ended on September 30, 2002. In addition, options exercisable into an aggregate of 80,160 shares were granted to these four executives, with vesting conditioned on the same performance targets and periods. None of the targets were met within the first four periods, so none of the shares were issued, none of the options vested and none of the loans were forgiven. However, on July 1, 2002, the Company modified the performance period and target amounts. As a result, the shares could be issued, the options could vest and the loans could be forgiven, in annual performance periods beginning July 1, 2003 and ending on July 1, 2007, if the Company meets new performance targets based on the average closing price of its common stock for the twenty consecutive trading days proceeding July 1 for each of these years.

On July 1, 2003, the first performance target was met and, as a result, one-third, or 26,720, of the 80,160 options vested, $583,333 in loans was forgiven and 72,222 shares of common stock were granted. On July 1, 2004, the second performance target was met and, as a result, another one-third, or 26,720, of the 80,160 options vested, another $583,333 in loans was forgiven and another 72,222 shares of common stock were granted.

On July 1, 2005, the conditions of the 1997 Contribution Agreement, as amended, were fulfilled. As a result, the remaining obligations of the principals of $583,333 of outstanding loans to the Company were forgiven and recognized as compensation expense in the year ended December 31, 2005. In addition, a total of 72,222 shares of common stock were earned and subsequently issued to them. The shares were valued at the closing price on June 30, 2005, and the amount of approximately $761,000 has been recognized as compensation expense in the year ended December 31, 2005. As of December 31, 2005, there were no remaining obligations under the 1997 Contribution Agreement.

Mr. Burchett and Ms. Tavares’ Employment Agreements provide that they are both entitled to participate in the Company’s Bonus Incentive Compensation Plan and any and all other bonus plans adopted by the Board or Compensation Committee for the executive officers of the Company. Based on the Company’s 2006 performance, since the Company’s EPS was not at the targeted level, no funds were accrued to pay bonuses to the Named Executive Officers in 2006.

Annual incentives are included in the formula for calculating severance benefits in the event of a change in control (see “Severance Arrangements,” below).

Long-Term Incentives

We award long-term incentive grants to executive officers, including the Named Executive Officers, as part of our total compensation package. These awards are consistent with our pay for performance principles because they are designed to focus the attention of executives on strategic goals spanning more than the current year, and to align the interest of executives with the Company’s goal of creating long-term shareholder value.

Long-term incentives have included two components in recent years: (i) options to purchase the Company’s common stock; and (ii) performance shares that vest depending upon the Company’s performance over a five-year performance period. No stock options or performance shares were awarded to the NEOs for 2006.

In addition, in order for a bonus to be accrued pursuant to the Bonus Incentive Compensation Plan, the Company must generate annual net income before bonus accruals that allow for a return of equity to stockholders in excess of the average weekly ten-year U.S. Treasury rate plus 4.0% before any bonus accrual is recorded. No bonus was accrued for the years ended December 31, 2006 and 2005.

Health, Welfare and Other Personal Benefits

In addition to the principal compensation components described above, our Named Executive Officers are entitled to participate in all health, welfare, fringe benefit, and other arrangements generally available to other salaried employees. We also may, as considered reasonable and appropriate on a case by case basis, provide our officers, including our Named Executive Officers, with limited additional perquisites and other personal benefits.

The Compensation Committee believes that these health, welfare, and other personal benefits are reasonable and consistent with the practices of public companies in the United States. The Compensation Committee also believes that these benefits assist the Company in attracting and retaining key executives.

Severance Arrangements

The Company currently has employment agreements with Mr. Burchett, Ms. Tavares and Mr. McElraft only.

Mr. Burchett and Ms. Tavares’ employment agreements contain certain change in control provisions. These provisions are designed to encourage the executive’s full attention and dedication to the Company currently and in the event of any threatened or pending change in control. Under these provisions, these Named Executive Officers would be entitled to certain payments and benefits if a change in control were to occur and the Company or its affiliates terminated the executive’s employment without “cause” or the executive terminated his employment with the Company or its affiliates for “good reason” following such change in control. The Compensation Committee believes that the protections afforded by these change in control provisions are a valuable incentive for attracting and retaining key executives and are competitive with those of other corporations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of the Company and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The Compensation Committee:

John A. Clymer
Joseph J. Freeman
Douglas L. Jacobs

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for the year ended December 31, 2006, of the Named Executive Officers.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)	($)	($)	($)	($)	($)		($)

John A. Burchett	2006	$367,431	0	0	0	0	0	$29,980	(1)	$397,411
Chairman of the Board, President and CEO
Harold F. McElraft	2006	$251,964	0	0	0	0	0	$4,400	(2)	$256,364
Chief Financial Officer and Treasurer
Irma N. Tavares	2006	$297,607	0	0	0	0	0	$18,278	(3)	$315,885
Chief Operating Officer and Managing Director
Joyce S. Mizerak	2006	$275,574	0	0	0	0	0	$12,720	(4)	$288,294
Former Managing Director
George Ostendorf	2006	$275,574	0	0	0	0	0	$18,895	(5)	$294,469
Former Managing Director
James Strickler	2006	$243,360	0	$11,240 (7)	0	0	0	$4,400	(6)	$259,000
Managing Director and Portfolio Manager

(1)	Includes $4,400 for employer contributions to 401(k); $8,030 for insurance premiums, $8,347 for additional disability insurance premiums; $8,400 for an automobile allowance; and $803 for club membership dues.

(2)	Includes $4,400 for employer contributions to 401(k).

(3)	Includes $4,400 for employer contributions to 401(k); $995 for insurance premiums, $7,200 for an automobile allowance and $5,683 for additional disability premiums.

(4)	Includes $4,400 for employer contributions to 401(k); $1,120 for insurance premiums, and $7,200 for an automobile allowance.

(5)	Includes $4,400 for employer contributions to 401(k); $4,760 for insurance premiums, $7,200 for an automobile allowance; and $2,535 for club membership dues

(6)	Includes $4,400 for employer contributions to 401(k).

(7)	Based on the market value of the shares on date of vesting.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
									Equity
									Incentive
									Plan
									Awards:
									Market
								Equity	or Payout
								Incentive	Value of
								Plan Awards:	Unearned
			Equity Incentive					Number	Shares,
			Plan Awards:				Market	of Unearned	Units or
			Number				Value of	Shares,	Other
	Number of	Number of	of Securities			Number of	Shares or	Units or	Rights
	Securities	Securities	Underlying			Shares or	Units of	Other	That
	Underlying	Underlying	Unexercised	Option		Units of	Stock that	Rights	Have
	Unexercised	Unexercised	Unearned	Exercise	Option	Stock that	Have Not	That	Not
	Options(#)	Options(#)	Options	Price	Expiration	Have Not	Vested	Have	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	Vested (#)	($)	Not Vested (#)	($)

John A. Burchett	89,467	—	—	15.00	9/18/07	—	—	—	—
	24,270	—	—	15.75	6/30/12	—	—	—	—
Irma N. Tavares	24,399	—	—	15.00	9/18/07	—	—	—	—
	18,630	—	—	15.75	6/30/12	—	—	—	—
George Ostendorf	24,399	—	—	15.00	9/18/07	—	—	—	—
	18,630	—	—	15.75	6/30/12	—	—	—	—
Joyce S. Mizerak	24,399	—	—	15.00	9/18/07	—	—	—	—
	18,630	—	—	15.75	6/30/12	—	—	—	—
Harold F. McElraft	0	—	—	0	N/A	—	—	—	—
	0	—	—	0	N/A	—	—	—	—
James Strickler	4,000	—	—	4.625	7/28/09	8,000	$39,760	—	—
	3,334	—	—	3.875	5/17/10	—	—	—	—

Option Exercises and Stock Vested During 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized on		Value Realized on
	Acquired on	Exercise	Number of Shares	Vesting
Name	Exercise (#)	($)	Acquired on Vesting	($)

John A. Burchett	N/A	N/A	N/A	N/A
Harold F. McElraft	N/A	N/A	N/A	N/A
Irma N. Tavares	N/A	N/A	N/A	N/A
Joyce S. Mizerak	N/A	N/A	N/A	N/A
George Ostendorf	N/A	N/A	N/A	N/A
James Strickler	N/A	N/A	2,000	$11,240

Equity Compensation Plan Information as of December 31, 2006

	Number of	Weighted
	Securities to be	Average Exercise
	Issued Upon	Price of
	Exercise of	Outstanding	Number of
	Outstanding	Options,	Securities
	Options, Warrants	Warrants and	Remaining Available
Plan Category	and Rights	Rights	for Future Issuance

Equity compensation plans approved by security holders	260,824	$15.06	40,509
Equity compensation plans not approved by security holders	30,834	$5.14	6,417
Total	291,658	$14.01	46,926

Director Compensation for 2006

					Non-Equity
	Fees Earned or				Incentive Plan	All Other
	Paid in Cash	Stock Awards	Option Awards		Compensation	Compensation	Total
Name	($)	($)	($)		($)	($)	($)

John Clymer	$34,500	—	$1,000	(1)	—	—	$35,500
Joseph Freeman	$33,000	—	—		—	—	$33,000
Douglas Jacobs	$34,500	—	—		—	—	$34,500
John N. Rees	$39,500	—	—		—	—	$39,500
James F. Stone	$34,500	—	—		—	—	$34,500
Sy Navqi	$15,500	—	—		—	—	$15,500

(1)	See Note 2 at Page F-12, “Stock-Based Compensation” and Note 12 at Page F-27 “Employee Benefit Plans” of the Company’s Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on March 16, 2007, for a discussion of the valuation of these options.

Employment Agreements

Effective July 1, 2002, we entered into Amended and Restated Employment Agreements with each of Mr. Burchett, Ms. Mizerak, Mr. Ostendorf and Ms. Tavares. The Amended and Restated Employment Agreements provided for an initial annual base salary of $331,770 for Mr. Burchett and $248,827 for each of Ms. Mizerak, Mr. Ostendorf and Ms. Tavares. These base salaries could be increased annually at the discretion of the Compensation Committee for cost-of-living adjustments and merit increases, among other things. Each of these employment agreements had a five-year term and automatically renew for successive one-year terms thereafter until the officer or we terminate the agreement. Each of Mr. Burchett, Ms. Mizerak, Mr. Ostendorf and Ms. Tavares was eligible to participate in the Bonus Incentive Compensation Plan, the 1997 Executive and Non-Employee Director Stock Option Plan and the 1999 Equity Incentive Plan. Mr. Burchett is also entitled to $2 million in term life insurance, and Ms. Mizerak, Mr. Ostendorf and Ms. Tavares were each entitled to $1.5 million in term life insurance. In addition, these officers were entitled to a car allowance, club dues and disability insurance.

Our employment agreements with Messrs. Burchett and Ostendorf, Ms. Mizerak and Ms. Tavares contained a provision prohibiting competition with us for a certain period following his or her termination for “good cause.” Good cause means:

•	the conviction of (or the plea of nolo contendere to) a felony;

•	the Board of Directors’ good-faith determination that the employee willfully and deliberately failed to perform a material amount of his or her duties (other than a failure to perform duties due to physical or mental illness), and the employee’s failure to perform his or her duties was not cured within 30 days after written notice from the Board of Directors specifying with reasonable particularity such alleged failure;

•	any absence from regular full-time employment in excess of three consecutive days that is not due to a vacation, participation in a permitted activity, bona fide illness, disability, death or other reason expressly authorized by the Board of Directors in advance; or

•	any act or acts of personal dishonesty (including, without limitation, insider trading or unauthorized trading in our securities), which may have a material adverse effect on us, or any of our subsidiaries.

Under these employment agreements, each employee is entitled to receive his or her base salary in effect at the date of termination until the later of one year from the termination date or the end of the employment term if the employee:

•	is terminated by us without good cause; or

•	resigns within 90 days after being removed from our Board of Directors; or

•	is not re-elected to the Board of Directors, despite the employee’s efforts to remain on the Board of Directors.

Within 90 days after a change of control of Hanover, if any of Mr. Burchett, Ms. Tavares, Ms. Mizerak or Mr. Ostendorf is terminated without good cause, or resigns without a pending termination for good cause, then he or she will be entitled to receive his or her base salary then in effect until the later of two years from the date of termination or to the end of the term of the employment agreement.

Currently, only Mr. Burchett’s and Ms. Tavares’ Amended and Restated Agreements remain in place.

In December 2006, Ms. Mizerak and Mr. Ostendorf were separated from the Company under terms consistent with their existing employment agreements.

As of December 29, 2006, the Company entered into a Separation and General Release Agreement (“Ostendorf Termination Agreement”) with George J. Ostendorf pursuant to which Mr. Ostendorf tendered, and the Company accepted, his resignation as a Senior Managing Director of the Company, as a member of the Company’s Board of Directors, and as a member of the Board of Directors of any of the Company’s affiliates of which he was a director. Pursuant to the terms of the Ostendorf Termination Agreement, Mr. Ostendorf will be paid one (1) year’s salary, twelve (12) months of COBRA benefits, and certain other benefits in exchange for his agreement to certain non-competition, non-solicitation and non-disclosure conditions as well as to a release in the Company’s favor.

As of January 31, 2007, the Company entered into a Separation and General Release Agreement (“Mizerak Termination Agreement”) with Joyce S. Mizerak pursuant to which Ms. Mizerak tendered, and the Company accepted, her resignation as President of Hanover Capital Partners 2, Ltd., as a Senior Managing Director of the Company, as a member of the Company’s Board of Directors, and as a member of the Board of Directors of any of the Company’s affiliates of which she was a director. Pursuant to the terms of the Mizerak Termination Agreement, Ms. Mizerak will be paid sixteen (16) months salary, eighteen (18) months COBRA benefits and certain other benefits in exchange for her agreement for certain non-disclosure conditions as well as a release in the Company’s favor.

Termination

Termination by the Company for Good Cause.  The Company may terminate Mr. Burchett’s and Ms. Tavares’ Employment Agreements (the “Agreements”) at any time for “Good Cause”, which shall mean only (i) the conviction of the Employee of (or the plea by the Employee of NOLO CONTENDERE to) a felony, (ii) the good faith determination by the Board that the Employee has willfully and deliberately failed to perform a material amount of Employee’s duties under the Agreement (other than a failure to perform duties resulting from the Employee’s incapacity due to physical or mental illness), which failure to perform duties shall not have been cured within thirty (30) days after the receipt by the Employee of written notice thereof from the Board specifying with reasonable particularity such alleged failure; (iii) any absence from the Company’s regular full-time employment in excess of three consecutive days that is not due to a vacation, participation in a permitted activity, bona fide illness, disability, death or other reason expressly authorized by the Board in advance; or (iv) any act or acts of personal dishonesty (including, without limitation, any insider trading or unauthorized trading in the Company’s Securities) by the Employee which have a material adverse effect on the Company or any of its subsidiaries. In the event of such termination, the Employee shall only be entitled to receive any accrued but unpaid sick pay and properly incurred unreimbursed expenses. In addition, if the Company terminates the Agreements due to the conviction of the Employee of (or the plea by the Employee of NOLO CONTENDERE to) a felony as a result of (iv) above, then Employee will pay all costs and expenses (including reasonable attorney’s fees) incurred by the Company in connection therewith.

Termination by the Company without Good Cause.  In the event the Company terminates the Agreement without Good Cause, the Employee shall be entitled to the following benefits:

(i) The Company shall continue to pay the Employee the Employee’s Base Salary at the rate then in effect (plus any cost of living adjustments as described above) until the later of (x) one (1) year after the Termination Date, or (y) the Expiration Date; and

(ii) The Company shall pay the Employee for any accrued but unpaid sick pay and properly incurred unreimbursed expenses.

In the event that the Employee shall obtain other full-time or part-time employment or consulting work during such period, the amount of payments Employee receives from such employment or work shall be credited against the amount that the Company is obligated to pay Employee during such period. The Employee shall be under no obligation to obtain such other employment or work, but if the Employee shall, the Employee shall promptly give written notice to the Company of the salary and fringe benefits provided to the Employee in connection with such other employment or work, in order that the amount of such credit may be determined.

Termination by the Employee without Cause.  The Employee may resign from the Company at any time upon ninety (90) days prior written notice to the Company. In the event of such resignation by the Employee, the Board in its sole discretion may elect to waive the period of notice, or any portion thereof, and, in such event, the Company will pay the Employee’s salary for the notice period (or for any remaining portion of the period) provided the Employee continues to be employed during that period. From and after the effective date of such termination by the Employee or Employee’s employment under this Agreement, the Company shall have no further liability to the Employee for salary or other compensation (or benefits, except for any accrued but unpaid sick pay, any properly incurred unreimbursed expenses and as provided pursuant to the terms of any compensation or benefit plan of the Company in which the Employee is a participant) or other matters whatsoever.

Termination by the Employee Following Loss of Board Seat.   If the Employee resigns from the Company within ninety (90) days after being removed from, or not re-elected to, the Board despite the Employee’s efforts to remain on the Board (unless the Employee is removed from, or not re-elected to, the Board for Good Cause), the Employee shall be entitled to the following benefits:

(i) The Company shall continue to pay the Employee the Employee’s Base Salary at the rate then in effect (plus cost of living adjustments) until the later of (x) one year after the Termination Date or (y) the Expiration Date; and

(ii) The Company shall pay the Employee for any accrued but unpaid sick pay and any properly incurred unreimbursed expenses.

In the event that the Employee shall obtain other full-time or part-time employment or consulting work during such period, the amount of payments the Employee receives from such employment or work shall be credited against the amount that the Company is obligated to pay the Employee during such period pursuant to this subparagraph (d). The Employee shall be under no obligation to obtain such other employment or work, but if the Employee shall, the Employee shall promptly give written notice to the Company of the salary and fringe benefits provided to the Employee in connection with such other employment or work, in order that the amount of such credit may be determined.

Termination upon Disability of Employee.  The agreement shall terminate upon the Disability (resulting from the Employee’s inability, due to an injury, physical or mental illness, disease or infirmity due to age, to perform his or her duties under the Agreement on a full-time basis for two consecutive months or an aggregate of 60 days within a one-year period, as certified by at least two (2) licensed and qualified physicians, one of whom will be approved by the independent members of the Board) of the Employee, which is likely to continue for at least one year from the time of inception, in which event the Employee shall be entitled to receive, in full satisfaction of all obligations due to the Employee by the Company under this Agreement, (i) the Employee’s Base Salary then in effect (plus any cost of living adjustments as described above) while such disability continues until the date upon which the disability benefits pursuant to the disability insurance policy commence (but in no event more than two (2) months); (ii) the proceeds of such disability policy; and (iii) any accrued but unpaid sick pay and any properly incurred unreimbursed expenses.

Termination upon Death of Employee.  This Agreement shall terminate upon the death of the Employee, in which event the Employee’s estate, legal representatives or designee shall be entitled to receive,

in full satisfaction of all obligations due to the Employee by the Company, (i) the Employee’s Base Salary through the last day of the month of death; (ii) the proceeds of the insurance policy or policies maintained on the Employee’s life; and (iii) any accrued but unpaid sick pay and any properly incurred unreimbursed expenses.

Termination by the Company Following Change of Control.  In the event that, at any time within 90 days following a Change of Control (as hereinafter defined), either (i) the Company shall terminate the Employee’s employment without Good Cause or (ii) the Employee shall terminate the Employee’s employment without there being a Good Cause termination by the Company pending, then and in either such event, the Employee shall be entitled to receive until the later of (A) two (2) years after the Termination Date or (B) the Expiration Date, such Employee’s Base Salary, at the rate then in effect (plus cost of living adjustments as provided above). The Employee shall also be paid any accrued vacation pay to the date of such termination for the applicable year only, and any sick leave for appropriate sick day absences then accrued but unpaid or unpaid expense reimbursements that may then be properly due. The amounts payable to the Employee shall not be subject to any credit or set-off resulting from the obtaining of any part-time or full-time employment or consulting assignments by the Employee during such period.

For purposes of the Agreement, a “Change of Control” shall mean and include any of the following (for which the Employee did not promote the transaction or vote as a director or as a shareholder):

(i) a merger or consolidation of the Company with or into any other corporation or other business entity (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the Board of Directors (“Voting Stock”) of the surviving corporation);

(ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets except in a transaction where the Employee or an Affiliate of the Employee is the transferee;

(iii) the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any director, trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company’s Voting Stock as causes such person or group of persons, to own beneficially, directly or indirectly as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the Voting Stock of the Company other than as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition of securities by the Company which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the Voting Stock owned by any such person to 50% or more of the combined voting power of such Voting Stock; and

(iv) a change in the composition of the Company’s Board of Directors following a tender offer or proxy contest as a result of which persons who immediately prior to such tender offer or proxy contest, constituted the Company’s Board of Directors shall cease to constitute at least a majority of the members of the Board of Directors (other than by their voluntary resignations), but only in the event that the persons elected to the Board were not supported by the Employee as a Director of Shareholder.

The Employment Agreements do not contain any provisions which address Section 280 G of the Internal Revenue Code or any golden parachute payments. These Employment Agreements were entered into on July 1, 2002 well before the current IRS Regulations on Section 280 G and the final regulations hereunder were promulgated. Nevertheless, based on the summary tables set forth below, it does not appear, under any scenario, that any payments that would be made to either Mr. Burchett or Ms. Tavares pursuant to a Change in

Control would ever exceed three times such individual’s base salary amount. Thus, it does not appear under any scenario that there would be an excess parachute payment under Section 280 G or 4999 of the Code.

When formulating compensation plans for the Company going forward, FPL will address any Section 280G issues in any new compensation plans or employment agreements.

Mr. McElraft’s Employment Letter Agreement dated April 14, 2005 allows the Company to terminate his employment upon at least thirty (30) days prior written notice, such termination to be effective on the date specified in the notice, provided that such date is no earlier than thirty (30) days from the date of delivery of the notice. Likewise, Mr. McElraft may terminate his employment upon at least thirty (30) days prior written notice to the Company, such termination to be effective on the date thirty (30) days following the date of the notice.

If the Agreement is terminated by the Company without cause or the required notice or by Mr. McElraft for cause, Mr. McElraft will be entitled to receive a severance payment equal to three months salary.

The tables set forth below illustrates what each of Mr. Burchett and Ms. Tavares would receive, if their employment was terminated with Good Cause, without Good Cause, following the Employee’s resignation, or upon a Change in Control, as if the same took effect as of December 31, 2006.

For more information on the change in control provisions, please refer to the tables below and the section entitled “Change in Control” on page 32 of this proxy statement.

Termination Type	Initiated By	Required Notice	Entitlement	Comments
Termination for Good Cause	Company	None	Unpaid & Accrued Sick Days — Not applicable since sick days are not accrued.

Unreimbursed Expenses

If convicted of Felony, Employee must pay all costs & expenses (including reasonable attorney’s fees) incurred by the Company.
Termination without Good Cause	Company	None	Continue Base Salary (plus cost of living adjustments) until the later of one year after the termination date or the expiration date.

Unpaid & Accrued Sick Days — Not applicable since sick days are not accrued.

Unreimbursed Expenses

Subject to offset of Wages from Other Employment
Termination without Cause	Employee	90 Days	If required notice period is waived by BOD, Company will pay Employee’s Salary for the notice period (or for any remaining portion of the period) provided Employee continues to be employed during that period.
Termination Following Loss of Board Seat	Employee	Within 90 Days after being removed from, or not re-elected	Continue Base Salary (plus cost of living adjustments) until the later of one year after the termination date or the expiration date.

Unpaid & Accrued Sick Days — Not applicable since sick days are not accrued.

Unreimbursed expenses

Subject to offset of Wages from Other Employment
Termination upon Disability	Employee	2 Months (or an aggregate of 60 days within a one year period) and is likely to continue for at least one year	Continue Base Salary (plus cost of living adjustments) while such disability continues until the date upon which the disability benefits pursuant to the disability insurance policy provided by Company commence (but in no event more than 2 months).until the later of one year after the termination date or the expiration date.

Proceeds from Company Paid Disability Policies

Unpaid & Accrued Sick Days — Not applicable since sick days are not accrued.

			Unreimbursed expenses	Must be certified by at least 2 licensed & qualified physicians.
Termination upon Death	Employee	N/A	Continue Base Salary (plus cost of living adjustments) through the last day of the month of death.

Procceds from Company Paid Insurance Policies

Unpaid & Accrued Sick Days — Not applicable since sick days are not accrued.

			Unreimbursed expenses	Agreement shall terminate upon the death of the Employee.
Termination Following Change of Control	Company or Employee	Within 90 days following a Change in Control	Continue Base Salary (plus cost of living adjustments) until the later of two years after Termination Date or Expiration Date of Agreement.

Unpaid & Accrued Sick Days — Not applicable since sick days are not accrued

.Unpaid & Accrued Vacation Days for Applicable Year only.

			Unreimbursed expenses	Not subject to any credit or offset of wages from other Employment.

              As of 12/31/2006

Termination Type		John Burchett	Irma Tavares	Harold McElraft	Other Comments
Termination for Good Cause	Total $:	$—	$—	Not Applicable
Termination without Good Cause (1)	Total $:	$374,900	$303,657	Not Applicable	Assumes maximum pay-out of one year at salary as of 12/31/06 without additional COLA increase (since unknown for 7/1/07 and is discretionary) and excludes unreimbursed expenses & offset of wages, if applicable.
Termination without Cause (2)	Total $:	$93,725	$75,914	Not Applicable	Assumes maximum pay-out of 90 days.
Termination Following Change of Control (3)	Total $:	$749,800	$607,314	Not Applicable	Assumes maximum pay-out of two years at salary as of 12/31/06 without additional COLA increase (since unknown for 7/1/07 & 7/01/08) and is discretionary) and excludes unreimbursed expenses & offset of wages, if applicable.
Other (4)		Not Applicable	Not Applicable	$20,800.00	Based on salary as of 12/31/2006 (excluding insurance premium reimbursement)

(1)	Assumes maximum pay-out of one year at salary as of 12/31/06 without additional COLA increase (since unknown for 7/1/07 and is discretionary) and excludes unreimbursed expenses and offset of wages, if applicable.

(2)	Assumes maximum pay-out of 90 Days.

(3)	Assumes maximum pay-out of two years at salary as of 12/31/06 without additional COLA increase (since unknown for 7/1/07 & 7/01/08 and is discretionary) and excludes unreimbursed expenses and offset of wages, if applicable.

(4)	Based on salary as of 12/31/2006 (excluding insurance premium reimbursement).

Change in Control

On March 30, 2000, the Board of Directors adopted policies to take effect in the event a single person, entity or a group of persons and/or entities acting in concert acquire control of us. If there is a change of control, the Chief Executive Officer may:

•	accelerate the exercisability, prior to the effective date of the change in control, of all outstanding options under our 1997 Executive and Non-Employee Director Stock Option Plan and our 1999 Equity Incentive Plan (and terminate the restrictions applicable to any shares);

•	accelerate the exercisability, prior to the effective date of the change in control, of all outstanding incentive stock options (and terminate the restrictions applicable to any shares);

•	distribute, prior to the effective date of such change in control, all remaining shares of our common stock which have not yet been issued pursuant to the Contribution Agreement and terminate any restrictions applicable to such shares; and

•	forgive any and all of the outstanding indebtedness to us of Mr. Burchett and Ms. Tavares.

In addition, pursuant to our 1999 Equity Incentive Plan and 1997 Executive and Non-Employee Director Stock Option Plan, our Compensation Committee can take certain actions prior to a change in control, including:

•	under the 1999 Equity Incentive Plan:

■	accelerating the exercisability of all outstanding options (and terminating restrictions applicable to any outstanding shares of restricted stock);

■	canceling outstanding options and paying cash therefore; and/or

■	repurchasing all outstanding shares of restricted stock; and

•	under the 1997 Executive and Non-Employee Director Stock Option Plan:

■	accelerating the exercisability of all outstanding awards.

Our Stockholder Protection Rights Agreement became effective on April 28, 2000 and provides that the holder of a Right, upon the exercise of the Right, is entitled to purchase from us one one-hundredth of a share of Participating Preferred Stock at an exercise price of $17.00, subject to adjustment. The Stockholder Protection Rights Agreement provides that upon the separation time, which is when there is a public announcement by a person to acquire beneficial ownership of 10% or more of our common stock, the Rights will become exercisable and entitle each holder of a Right, other than Rights that are owned by the acquiring person, the right to receive shares of common stock having a market value of two times the exercise price of the Right. Our Board may amend the Agreement anytime prior to the separation time in any respect. On June 10, 2002 we amended our Stockholder Protection Rights Agreement to change the ownership limit applicable to Mr. Burchett from 18% to 20%. A copy of the Agreement was filed with the SEC on Form 8-A on April 24, 2000, and a copy of the amendment was filed with the SEC on Form 8-K on July 16, 2002. A copy of the Agreement, as amended, is available from us free of charge.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, Messrs. Clymer, Freeman, Naqvi (until May 2006) and Jacobs served on our Compensation Committee. None of these Directors has ever been an officer or employee of Hanover or its subsidiaries.

None of our directors or other executive officers served as a director or executive officer of another corporation that has a director or executive officer serving on our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2006, Frank Siermine, a brother of Joyce S. Mizerak, a former Director, Secretary and Senior Managing Director, was employed as a vice president for Hanover Capital Partners 2, Ltd. and received an aggregate salary of $96,542. Hanover believes that this transaction and relationship during 2006 were on terms that were reasonable and in the best interests of Hanover.

Formation Transactions

In connection with our initial public offering, we entered into a Contribution Agreement with Mr. Burchett, Ms. Mizerak, Mr. Ostendorf and Ms. Tavares which provided that they were entitled to receive up to an aggregate of 216,667 shares of our common stock, called “earn-out shares,” and to have up to an aggregate of $1,750,000 of indebtedness to us forgiven, if we met performance targets based on the initial offering price over five annual performance periods, the last of which would have been September 30, 2002. In addition, options exercisable into an aggregate of 80,160 shares of our common stock were granted to these four executives, with vesting conditioned on the same performance targets and periods. None of the targets were met within the first four periods, so none of the shares were issued, none of the options vested, and none of the loans were forgiven.

On July 1, 2002, we modified the performance periods and target amounts applicable to the earn-out shares, loans and options. As a result, up to 216,667 shares of our common stock could be issued, options exercisable for up to 80,160 shares of our common stock could vest and up to $1,750,000 in loans could be forgiven, on annual measuring dates ending on July 1, 2007, if we meet certain performance targets.

The performance targets are based on the return on our common stock. One-third of the earn-out shares will be granted, one-third of the options will vest and one-third of the loans will be forgiven on any measuring date through which the return on a share of stock is at least equal to a 15% annualized return on $8.9345, which was the average of the daily market price for the twenty consecutive trading days prior to July 1, 2002.

The “return on a share of our common stock” is determined by adding:

•	the appreciation in the value of our common stock over $8.9345; and

•	the amount of distributions made by us on our shares of common stock since July 1, 2002.

In determining whether the earn-out has vested, appropriate adjustments will be made for stock splits, recapitalizations, stock dividends and transactions having similar effects.

During 2003, the first performance target was met and, as a result, one-third, or 26,720, of the 80,160 options vested with the four executives, $583,333 in loans were forgiven and 72,222 shares of common stock were granted in the aggregate. During 2004, the second performance target was met and, as a result, another one-third, or 26,720, of the 80,160 options vested with the four executives, $583,333 in loans were forgiven and 72,222 shares of common stock were granted in the aggregate. During 2005, the conditions of the 1997 Contribution Agreement, as amended, were fulfilled. As a result, the remaining obligations of the principals of $583,333 of outstanding loans to the Company were forgiven and recognized as compensation expense in the year ended December 31, 2005. In addition, a total of 72,222 shares of common stock were earned and subsequently issued to them. The shares were valued at the closing price of June 30, 2005 and the amount of approximately $761,000 has been recognized as compensation expense in the year ended December 31, 2005. As of December 31, 2005, there were no remaining obligations under the 1997 Contribution Agreement.

Loans to Executive Officers

In connection with our initial public offering, we agreed to lend up to an aggregate of $1,750,000 to Mr. Burchett, Ms. Mizerak, Mr. Ostendorf and Ms. Tavares to enable them to pay their personal income taxes on the gains they recognized upon contributing Hanover Capital Partners Ltd. preferred stock to us for shares of our common stock. An aggregate of $1,750,000 was borrowed pursuant to this agreement. These loans originally matured in September of 2002, but on July 1, 2002, the maturity was extended to July 1, 2007. No payment of principal on the loans was due before maturity unless the borrower was terminated for “good cause” under his or her employment agreement with us, in which case the loan will become immediately due and payable. Interest, however, is payable on a quarterly basis in arrears. The loans to Mr. Burchett, Ms. Mizerak, Mr. Ostendorf and Ms. Tavares were secured by an aggregate of 116,667 of their shares of our common stock, but are otherwise nonrecourse. As additional consideration to Mr. Burchett, Ms. Mizerak, Mr. Ostendorf and Ms. Tavares for their contribution of the preferred stock of Hanover Capital Partners Ltd. to us, the outstanding balance of the loans was forgiven to the extent that we met established performance targets. During 2005, the conditions of the 1997 Contribution Agreement, as amended, were fulfilled. As a result, the remaining obligations of the principals of $583,333 of outstanding loans to the Company were forgiven and recognized as compensation expense in the year ended December 31, 2005. In addition, a total of 72,222 shares of common stock were earned by them. The shares were valued at the closing price of June 30, 2005 and the amount of approximately $761,000 has been recognized as compensation expense in the year ended December 31, 2005. As of December 31, 2005, there were no remaining obligations under the 1997 Contribution Agreement.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at our 2008 annual meeting must deliver the proposal to our principal executive offices at 200 Metroplex Drive, Suite 100, Edison, New Jersey 08817 no later than December 25, 2007 if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Any shareholder proposal for our 2008 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” pursuant to our bylaws if we receive it before February 16, 2008 or after March 19, 2008. An untimely proposal may be excluded from consideration at our 2008 annual meeting and, if such proposals are brought before the meeting, proxies solicited by the Board of Directors for our 2008 annual meeting may confer discretionary authority to vote on any such untimely proposal without express direction from shareholders giving such proxies. Such proposal must be delivered to our Secretary at our principal executive offices.

CONTACTING THE BOARD OF DIRECTORS

Any shareholder who desires to contact the Chairman of the Board or the independent Directors as a group may do so by writing to: Board of Directors, Hanover Capital Mortgage Holdings, Inc., 200 Metroplex Drive, Suite 100, Edison, New Jersey 08817. Communications received in writing are distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

OTHER MATTERS

We know of no other matters to be presented at the meeting. If other matters are considered at the meeting, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof, in such manner as shall be determined by a majority of the Board of Directors.

Shareholders who would like an additional copy of our Annual Report on Form 10-K may obtain it, free of charge, upon request to our Secretary. Any such requests should be directed to Suzette N. Berrios, Vice President and General Counsel, Hanover Capital Mortgage Holdings, Inc., 200 Metroplex Drive, Suite 100, Edison, New Jersey, 08817, telephone number (732) 548-0101.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

By Order of the Board of Directors

/s/ Suzette N. Berrios

Suzette N. Berrios,
Vice President, General Counsel and Secretary

April 23, 2007

EXHIBIT A

Sections 1.3 and 5.1 of the Hanover Capital Mortgage Holdings, Inc.
1997 Executive and Non-Employee Director Stock Option Plan

Section 1.3  Expiration Date.

The Plan shall expire September 8, 2008. In no event shall any Awards be made under the Plan after such expiration date, but Awards previously granted may extend beyond such date. Additionally, to the extent an Option Award is granted subsequent to September 8, 2007, it is intended that such Option Award be a Non-Qualified Stock Option only, and not an Incentive Stock Option.

Section 5.1  Number of Shares.

Subject to Section 12.12, Awards may be granted under the Plan in respect to up to 425,333 of the shares. Grants made under the Plan may be in the form of ISOs up to September 8, 2007. To the extent an Option Award is granted subsequent to September 8, 2007, it is intended that such Option Award be a Non-Qualified Stock Option only and not an Incentive Stock Option. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares.

A-1

Exhibit B

Audit Committee Charter
of the Board of Directors of
Hanover Capital Mortgage Holdings, Inc.

Organization

The Audit Committee of the Board of Directors of Hanover Capital Mortgage Holdings, Inc. (the “Company”) shall be comprised of at least three directors, each of which shall meet the independence requirements established by the Securities and Exchange Commission (the “SEC”) and the national securities exchange or over the counter market upon which the Company’s common stock is then listed. Additionally, each Audit Committee member shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement or become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. At least one Audit Committee member shall, so long as the Company’s common stock is listed on the American Stock Exchange ( the “AMEX”), be “financially sophisticated” as defined by the AMEX.

The board of directors shall endeavor to appoint at least one member of the Audit Committee who shall have such accounting and/or financial expertise so as to qualify such individual as an “audit committee financial expert” as defined under Item 401(h) of Regulation S-K adopted by the SEC.

Statement of Policy and Purpose

The Audit Committee shall provide assistance to the members of the board of directors in fulfilling their responsibility to oversee the quality and integrity of financial reports of the Company, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and its independent auditors. In so doing, it is the responsibility of the Audit Committee to maintain free and open communications between the directors, the independent auditors, and the financial management of the Company. It is the expectation of the Audit Committee that the financial management will fulfill its responsibility of bringing any significant items to the attention of the Audit Committee.

Powers and Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with pertinent requirements. The Audit Committee also maintains procedural guidelines, separate from this Charter, which governs how the Audit Committee operates internally. In carrying out these responsibilities, the Audit Committee will:

1. Obtain annually the full Board of Directors’ approval of this Charter and review and reassess this Charter as conditions dictate.

2. Appoint the independent auditors to audit the financial statements of the Company and its divisions and subsidiaries, and to perform other audit, review or attest services as the Audit Committee deems advisable.

3. Engage the independent auditors to perform tax services and other de-minimus services subject to any prohibitions against non-audit services as set forth in the Sarbanes-Oxley Act, the national securities exchange or over the counter market, upon which the Company’s common stock is then listed, or any other applicable federal and state laws and regulations. The performance of such services by the independent auditors shall be approved in advance by the Audit Committee.

4. Have a clear understanding with the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as the stockholders’ representatives, and that it is the Audit Committee, as the stockholders’ representative, to whom the independent auditors shall report directly, that has the ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

5. Meet with the independent auditors and financial management of the Company to establish the scope of the proposed audit and quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditors’ compensation and at the conclusion thereof review such audit or reviews, including any comments or recommendations of the independent auditors.

6. Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting, and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

7. Review the financial statements contained in the Company’s quarterly and annual reports with management and the independent auditors to determine that the independent auditors are satisfied with their disclosure and content. Review with financial management and the independent auditors’ significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles, disclosure practices and quarterly reports. Be responsible for resolution of any disagreements between management and the independent auditors.

8. Meet separately, on a periodic basis, with management, with those responsible for the internal audit function, and with the independent auditors.

9. Report the results of the annual audit to the Board of Directors.

10. On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and including therein all other matters required by AMEX. Upon receipt of the communication, the Audit Committee shall review with the independent auditor any disclosed relationships or services that could impact the objectivity and independence of the independent auditors, and, if deemed appropriate by the Audit Committee, take or recommend that the Board take the appropriate action to ensure such objectivity and independence.

11. Prepare a report of the Audit Committee for inclusion in the annual proxy statement.

12. Submit the minutes of all meetings of the Audit Committee to the Board of Directors.

13. Establish a whistleblower policy to include procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, and to investigate any such matter brought to its attention within the scope of its duties.

14. Establish a hiring policy for employees or former employees of the Company’s independent auditors.

15. At least annually, obtain and review a report by the independent auditor describing (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the company.

16. Conduct an evaluation of the independent auditor’s work throughout the year, addressing the independent auditor’s qualifications, performance and independence.

17. Discuss with management the Company’s earnings press releases, including any non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

18. Discuss the Company’s major financial risk exposures and its guidelines and policies governing the process by which the Company assesses and manages its exposure to such risks.

19. Review the performance of the Audit Committee on an annual basis and report the results of such assessment to the Board of Directors.

20. Meet on at least a quarterly basis. A majority of the Audit Committee shall constitute a quorum for the transaction of business and the act of a majority of those present at any meeting at which there is a quorum shall be the act of the Audit Committee.

21. With respect to advisors and legal counsel, the Committee shall, in its sole discretion, as it deems advisable, retain at the Company’s expense, accountants, legal advisors and other advisors and consultants to assist in the performance of its duties.

Proxy — Hanover Capital Mortgage Holdings, Inc.

Dear Shareholder,

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted, then sign the card, detach it and return it in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on May 18, 2007.

Thank you in advance for your prompt consideration of these matters.

Sincerely,
Hanover Capital Mortgage Holdings, Inc.

Hanover Capital Mortgage Holdings, Inc.
200 Metroplex Drive, Suite 100
Edison, New Jersey 08817
2007 Annual Meeting of Shareholders — May 18, 2007
Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Irma N. Tavares and John A. Burchett, as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned all shares of common stock which the undersigned would be entitled to vote at the 2007 Annual Meeting of Shareholders of HANOVER CAPITAL MORTGAGE HOLDINGS, INC. to be held at the American Stock Exchange, 86 Trinity Place, New York, New York on Friday, May 18, 2007 at 11:00 a.m., local time, and at any adjournments, or postponements thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of 2007 Annual Meeting of Shareholders and Proxy Statement dated April 23, 2007, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE DIRECTOR NOMINEE IN PROPOSAL 1 AND “FOR” EACH OF PROPOSALS 2 AND 3.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

     Annual Meeting Proxy Card

■	Election of Directors
1. To elect one Director, to serve for a term of three years.

	For	Withhold

01 — John N. Rees	☐	☐

■	Issues
The Board of Directors recommends a vote FOR each the following proposals.

	For	Against	Abstain

2.   To amend the 1997 Executive and Non-Employee Director Stock Option Plan (“1997 Plan”) to increase the number of shares of common stock available for grant under the 1997 Plan from 325,333 to 425,333 shares, and to extend the expiration date of the 1997 Plan from September 8, 2007 to September 8, 2008.
	☐	☐	☐

	For	Against	Abstain

3. To consider an act upon a proposal to ratify, confirm and approve the selection of Grant Thornton LLP as our independent accountants for the fiscal year ending December 31, 2007.	☐	☐	☐

     The proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournments or postponements thereof, in such manner as shall be determined by a majority of the Board of Directors.

■	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd)/yyyy)

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